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            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated July 21, 2010 on the financial statements of the RiverSource Partners Small Cap Value Fund and RiverSource Partners Fundamental Value Fund of the RiverSource Managers Series Inc. included in the Annual Report for the period ended May 31, 2010, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 22 to the Registration Statement (Form N-1A, No. 333-57852) of the RiverSource Manager Series, Inc.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
July 26, 2010